Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference of our firm under the caption “Experts” in the Amendment No.1 to the Registration Statement (Form F-4/A) and related Proxy Statement/Prospectus of Navios Maritime Partners L.P. for the registration of its common units representing its limited partnership interests, and to the incorporation by reference of our reports dated April 27, 2021, with respect to the consolidated financial statements of Navios Maritime Acquisition Corporation and the effectiveness of internal control over financial reporting of Navios Maritime Acquisition Corporation, included in Navios Maritime Acquisition Corporation’s Annual Report (Form 20-F) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece

September 23, 2021